EXHIBIT 5.1
October 12, 2011
Public Service Company of New Mexico
Alvarado Square
Albuquerque, New Mexico 87158
Ladies and Gentlemen:
I am acting as counsel for Public Service Company of New Mexico, a New Mexico corporation (the “Company”), in connection with (i) the registration statement on Form S-3 (File No. 333-173530) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) relating to the proposed sale from time to time pursuant to Rule 415 of the Securities Act of 1933, as amended (the “Act”), of senior unsecured notes of the Company, and (ii) the issuance by the Company of $160,000,000 aggregate principal amount of the Company's 5.35% Senior Unsecured Notes due 2021, as described in the Company's Prospectus, dated May 24, 2011 (the “Prospectus”), which is part of the Registration Statement, and Prospectus Supplement, dated October 6, 2011 (the “Prospectus Supplement”). The Notes are being issued under an indenture dated as of August 1, 1998, between the Company and Union Bank, N.A. (as ultimate successor to The Chase Manhattan Bank), as trustee (the “Trustee”), as supplemented and amended to date, and as further supplemented and amended by the Fourth Supplemental Indenture, dated as of October 12, 2011 between the Company and the Trustee pertaining to the Notes (collectively, the “Indenture”), and the Unanimous Written Consent In Lieu of Meeting of the Board of Directors of the Company (the “Board”), dated September 29, 2011, resolutions adopted by the Board of Directors of the Company's parent company, PNM Resources, Inc. (“PNMR Board”), dated April 19, 2011 and April 15, 2008, and resolutions adopted by the Pricing Committee of the PNMR Board (the “Pricing Committee”), dated October 3, 2011, and are being offered to the public in accordance with an Underwriting Agreement, dated October 6, 2011, by and among the Company and the Underwriters named on Schedule I thereto. Capitalized terms used and not defined herein shall have the meanings assigned to them in the Registration Statement or the Indenture .
This opinion is being furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K.
I have examined originals or copies, certified or otherwise identified to my satisfaction, of such corporate records, agreements and other instruments, certificates, orders, opinions, correspondence with public officials, certificates provided by the Company's officers and representatives, and other documents as I have deemed necessary or advisable for the purposes of rendering the opinions set forth herein, including (i) the corporate and organizational

Public Service Company of New Mexico
October 12, 2011

documents of the Company, including the Restated Articles of Incorporation, as amended to date, and the Bylaws of the Company, (ii) the resolutions of the Board, the PNMR Board and the Pricing Committee with respect to the offering of the Notes and certain related matters, and (iii) the Registration Statement and exhibits thereto, including the Prospectus and the Prospectus Supplement comprising a part thereof.
In making such examination and rendering the opinions set forth below, I have assumed without verification (i) that all documents submitted to me as originals are authentic, complete and accurate, (ii) that all signatures on documents submitted to me are genuine, (iii) that all individuals executing such documents had the requisite legal capacity, (iv) that all documents submitted to me as copies conform to authentic original documents and (v) that any documents not yet executed will be duly executed in form(s) duly authorized and established in accordance with the action of the Board, a duly authorized committee of the Board or duly authorized officers of the Company.
To the extent that the obligations of the Company with respect to the Notes may be dependent upon such matters, I assume for purposes of this opinion that the other party under the Indenture, namely, the Trustee, is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legal, valid and binding obligation of the Trustee enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance with respect to the performance of its obligations under the Indenture and with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.
The opinions expressed below are subject to, and qualified and limited by the effects of: (i) bankruptcy, fraudulent conveyance or fraudulent transfer, insolvency, reorganization, moratorium, liquidation, conservatorship and similar laws, and limitations imposed under judicial decisions related to or affecting creditors' rights and remedies generally, (ii) general equitable principles, regardless of whether the issue of enforceability is considered in a proceeding in equity or at law (regardless of whether arising prior to, or after, the date hereof), and principles limiting the availability of the remedy of specific performance or injunctive relief, (iii) concepts of good faith, fair dealing and reasonableness and (iv) the possible unenforceability under certain circumstances of provisions providing for indemnification or contribution that are contrary to public policy.
Based upon the foregoing, and subject to the assumptions, qualifications and limitations stated herein, I am of the opinion that with respect to the Notes, when, in accordance with the action of the Board, the PNMR Board and the Pricing Committee, (i) the Indenture has been duly executed and delivered by the Company and the Trustee, (ii) the Notes have been duly executed, authenticated and delivered in accordance with the terms of the Indenture and (iii) the Notes have been validly issued and sold, and the purchase price therefor has been paid to the Company, in the manner contemplated by the Registration Statement and the Prospectus

Public Service Company of New Mexico
October 12, 2011

Supplement and in accordance with the Indenture, the Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.
The foregoing opinions are limited solely to the federal laws of the United States of America and the laws of the State of New Mexico, except that I express no opinion as to the effect of the securities or blue sky laws of any state (including, without limitation, the State of New Mexico), municipal law or the laws of any agencies within any state (including, without limitation, the State of New Mexico). This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. Insofar as this opinion relates to matters which are governed by the laws of the State of New York, I have relied upon the opinion of Troutman Sanders LLP, addressed to you of even date herewith, which is being filed as Exhibit 5.2 to the Company's Current Report on Form 8-K.
I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the caption “Legal Matters” in the Prospectus and the Prospectus Supplement comprising a part thereof. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
This opinion is expressed as of the date hereof and I do not assume any obligation to update or supplement it to reflect any change in any fact or circumstance that hereafter comes to my attention, or any change in law that may occur hereafter.

Very truly yours,

/s/ Charles L. Moore
Charles L. Moore
Associate General Counsel
PNM Resources, Inc.